Pursuant to Rule 424(b)
Registration No. 333-124903

PROSPECTUS SUPPLEMENT NO. 11
(to Prospectus dated April 20, 2006)

O2 SECURE WIRELESS, INC.
9,599,783 Shares of Common Stock

This Prospectus Supplement No. 11 should be read in conjunction with the prospectus dated April 20, 2006 relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 9,599,783 shares of the common stock of O2 Secure Wireless, Inc., our Prospectus Supplement No. 1 dated May 17, 2006, our Prospectus Supplement No. 2 dated August 21, 2006, our Prospectus Supplement No. 3 dated September 18, 2006, our Prospectus Supplement No. 4 dated February 15, 2007, our Prospectus Supplement No. 5 dated February 15, 2007, our Prospectus Supplement No. 6 dated March 2, 2007, our Prospectus Supplement No. 7 dated July 17, 2007, and our Prospectus Supplement No. 8 dated July 17, 2007, our Prospectus Supplement No. 9 dated August 15, 2007, and our Prospectus Supplement No. 10 dated  November 16, 2007.  We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

On December 11 2007, we filed the attached Form 8-K with the U.S. Securities and Exchange Commission.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 11 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 11 supersedes the information contained in the Prospectus.

INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED APRIL 20, 2006, TOGETHER WITH ANY ADDITIONAL OR MODIFIED RISK FACTORS CONTAINED IN SUPPLEMENTS TO SUCH PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 11.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 11 IS DECEMBER 11, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2007

______________

O2 Secure Wireless, Inc.
(Exact name of registrant as specified in its charter)

______________

Georgia	001-32882	45-0526044
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4898 S. Old Peachtree Rd NW, Suite 150
Norcross, GA 30071
(Address of Principal Executive Office) (Zip Code)

(678) 942-0684
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01    Changes in Registrant’s Certifying Accountant

On October 3, 2007, Braverman International, P.C. (“Braverman”) resigned as independent auditor of O2 Secure Wireless, Inc. (the “Company”).  The resignation was accepted by the Company’s Board of Directors on October 3, 2007.

The report on the financial statements of the Company for the fiscal year ended September 30, 2006, and interim periods December 31, 2006, March 31, 2007, and June 30, 2007 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the Company’s two most recent fiscal years ended September 30, 2005 and 2006, and any subsequent interim period through the date of resignation on October 3, 2007, there have been no disagreements with Braverman on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Braverman would have caused them to make reference thereto in their reports on the financial statements of such year.

Braverman, at the time of resignation, had not yet released a report or opinion regarding the Company’s financial statements for the fiscal year ended September 30, 2007.

On October 10, 2007, the Board of Directors of the Company approved the engagement of the accounting firm of McElravy, Kitchen & Associates, P.C., to serve as the Company’s principal independent accountant.  During the Company’s two most recent fiscal years and any subsequent interim period up to and including the date of October 10, 2007, the Company did not engage or consult with McElravy, Kitchen & Associates, P.C. regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and  McElravy, Kitchen & Associates, P.C. did not provide either a written report or oral advice to the Company that McElravy, Kitchen & Associates, P.C. concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) on any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-B, or a reportable event.

The Company has furnished Braverman with a copy of the foregoing disclosure and requested them to provide the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing statements.  A copy of the letter of Braverman to the Securities and Exchange Commission, dated December 8, 2007 is attached as an exhibit hereto.

ITEM 9.01    Financial Statements and Exhibits

    Exhibit 16.1-Letter from Braverman International, P.C.

Pursuant to the requirements of the Securities and Exchange Act of 1934, O2 Secure Wireless, Inc., has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                                                                           O2 SECURE WIRELESS, INC.

___December 11, 2007____                                             /s/ Craig Sellars
Name: Craig Sellars
Title: Chief Executive Officer